Exhibit 99.1

                      Hungarian Telephone and Cable Corp.
      Announces Pricing of EUR 200 Million Floating Rate Senior Notes and
                  Expected Closing Date of Invitel Transaction

     SEATTLE--(BUSINESS WIRE)--April 20, 2007--Hungarian Telephone and Cable Corp. (AMEX:HTC) today announced that its wholly owned subsidiary HTCC Holdco II B.V. has priced and placed EUR 200 million Floating Rate Senior Notes (the "Notes"). The Notes mature in February 2013 and bear interest at a rate of 3.0% over the three-month Euribor. The proceeds from the Notes will be used to partly finance the acquisition of Invitel by Hungarian Telephone and Cable Corp. and refinance the indebtedness of Hungarian Telephone and Cable Corp.'s subsidiaries Hungarotel and PanTel.

     Hungarian Telephone has now received the necessary approvals from the Hungarian Competition Office and the Romanian regulatory authorities regarding the Invitel acquisition. The Invitel acquisition is expected to close within the next two weeks.

     About Hungarian Telephone and Cable Corp.

     Hungarian Telephone and Cable Corp. is the leading alternative telecommunications service provider in the Republic of Hungary with a presence in other countries in Central and Eastern Europe.

     This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These and all forward-looking statements are only predictions of current plans that are constantly under review by the Company. Such statements are qualified by important factors that may cause actual results to differ from those contemplated, including as a result of those factors detailed from time to time in the Company's Securities and Exchange Commission filings. The information included in this press release should be read in conjunction with the Company's filings with the U.S. Securities and Exchange Commission including, but not limited to, reports on Forms 10-K and 10-Q. The Company has no obligation to update or revise these forward-looking statements to reflect the occurrence of future events or circumstances.

     This press release is not an offer to sell or a solicitation of any offer to buy the securities in the United States; the securities have not been, and will not be, registered under the U.S. Securities Act of 1933 and may not be offered or sold in the United States or to, or for the account or benefit of, U.S. persons (as such term is defined in Regulation S under the U.S. Securities Act of 1933) absent registration or an exemption from registration. There will be no public offer of securities in the United States. Any offering of securities will be made only by means of an offering circular, which contains detailed information about Invitel, Hungarian Telephone and Cable Corp. and their respective management and financial statements.


     CONTACT: Hungarian Telephone and Cable Corp.
              Torben V. Holm, Chief Executive Officer
              Hungary: 011-361-888-3535
              U.S.: 206-654-0204